EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Third Quarter 2007 Results and
Raises 2007 Earnings Guidance

•	Net sales of $133.5 million, up 3.5% versus third quarter 2006, led by the 14th consecutive quarter of record Logistics revenues
•	Operating income of $17.0 million versus a loss of $4.5 million in third quarter 2006
•	$0.50 earnings per diluted share from continuing operations versus a loss of $0.18 for third quarter 2006
•	2007 earnings guidance raised from $1.55 – $1.70 to $1.75 - $1.80 per diluted share
•	$58.0 million of annualized new business recently awarded

DOWNERS GROVE, Illinois, Tuesday, October 23, 2007 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for third quarter 2007.

Third Quarter Results
For the quarter ended September 30, 2007, net sales increased 3.5% to $133.5 million from $129.0 million for the same period in 2006.  Operating income of $17.0 million in the third quarter of 2007 increased from a loss of $4.5 million (that included $14.6 million of non-cash goodwill impairment charges) in the third quarter of 2006.  Excluding the impact of last year’s goodwill impairment charges, the net improvement of 68% was primarily driven by the continued ramp-up of new business and the recovery from the cost of “growing pains” experienced in the third quarter of last year in the Logistics segment.  Income from continuing operations of $11.0 million improved from the loss of $3.9 million for the third quarter of 2006.  Year-over-year improvement resulted from: the impact of last year’s goodwill charges in both segments; the ramp-up of new business and improvements in Logistics; and reduced interest expense.  These improvements were partially offset by the Drivetrain segment’s lower volumes, new program launch costs and increased NuVinci product and market development costs.  The resulting income from continuing operations per diluted share was $0.50 for the third quarter of 2007 compared to a loss of $0.18 per share for the third quarter of 2006.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $75.4 million, up 12% from $67.3 million for the third quarter of 2006.  Logistics segment profit for the quarter increased to $12.3 million from $0.5 million (including a non-cash goodwill impairment charge of $2.9 million related to its automotive material recovery business) in the same quarter of last year.  Excluding the impact of last year’s goodwill impairment charge, the increases in revenue and segment profit were driven largely by the launch and ramp-up of new programs captured in 2006 and 2007, including continued strength in volumes from an automotive electronics upgrade program, plus recovery from the “growing pains” issues experienced in the third quarter of 2006.  The Logistics segment was recently awarded $57.0 million in annualized new business revenue once it is fully implemented.

The Drivetrain segment’s net sales of $58.1 million were down 5.8% from $61.7 million for the third quarter of 2006.  Segment profit for the quarter was $4.7 million compared to a loss of $5.0 million (including a non-cash goodwill impairment charge of $11.7 million related to its UK-based operating unit) for the third quarter of 2006.  The decrease in revenue was driven primarily by lower volumes with Ford, Chrysler and Allison as well as the impact of historical price concessions, partially offset by an increase in volume with Honda.  The Drivetrain segment was recently awarded $1.0 million in new business.  Excluding the impact of last year’s goodwill impairment charge, segment profit for the third quarter of 2007 declined as a result of the aforementioned volume changes, new program launch costs for the six-speed transmission programs for Ford and GM and the turbocharger program for Borg Warner, and an increase in NuVinci™ CVP product and market development costs.

Management Comments
Don Johnson, Chairman, President and CEO said, “We are excited to see earnings performance exceed our expectations for the quarter as we continue to execute on the fundamentals of our three-year growth strategy.  Although our overall revenue growth was modest as expected, primarily due to the second quarter shut-down of the Nokia test and repair program, we again delivered strong operational results.”

“Operating results were driven by record strength in our Logistics business, as programs won and launched in the second half of 2006 and earlier in 2007 resulted in our 14th consecutive quarter-over-quarter increase in segment revenue.  Furthermore, our Logistics “growing pains,” experienced in the third quarter of 2006, are clearly behind us as we delivered improved third quarter Logistics margins that were higher than expected due to an overall positive mix of services.  I am pleased to report that our Logistics segment was recently awarded $57 million of annualized business that represents an expansion of programs and services with existing customers.  This quarter’s results clearly reflect continued strength and growth in our Logistics business as we strategically diversify our customer base and enter new markets.”

“As expected, our Drivetrain segment was challenged this quarter by lower demand for Ford, Chrysler and Allison transmissions coupled with our continued, on schedule investment in new program launches with several OEMs and for the NuVinci products, partially offset by solid demand for Honda transmissions.  The Drivetrain segment was awarded an initial program to provide remanufactured transmissions for Chrysler warranty applications.  This program is important as it validates our value proposition with this customer.  During the quarter, we invested $2.6 million in NuVinci product and market development compared to $1.8 million in the same quarter last year.”

“Additionally, we ended the quarter with a net cash position of $20.7 million.  Our strong free cash flow provides us with the flexibility to pursue a mix of potential new business opportunities and make investments for our future consistent with the objectives outlined in our three-year strategic growth plan.”

“Based on continued business strength through the first three quarters and our expectations for the fourth quarter, we are raising our full year guidance for the second time this year from $1.55 - $1.70 to $1.75 - $1.80 for income from continuing operations per diluted share.  This improvement is positive reinforcement that our efforts to drive growth in revenues and earnings by executing on the fundamentals -- as we balance both the short- and long-term goals of our strategy -- continue to pay off for the Company.”

ATC will simultaneously host a conference call (dial-in number is 800-289-0544) and webcast on October 24, 2007 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com.  Click on “Investor Relations” and “SEC Filings.”  Select “Webcasts.”  Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net sales:
Products	$58,082	$61,699	$183,059	$175,270
Services	75,390	67,253	213,017	195,109
Total net sales	133,472	128,952	396,076	370,379

Cost of sales:
Products	47,237	46,907	144,274	136,204
Products - exit, disposal, certain severance and other charges	-	-	713	-
Services	52,841	57,158	154,629	158,603
Total cost of sales	100,078	104,065	299,616	294,807

Gross profit	33,394	24,887	96,460	75,572

Selling, general and administrative expense	16,230	13,745	47,142	39,979
Amortization of intangible assets	110	98	325	159
Impairment of goodwill	-	14,592	-	14,592
Exit, disposal, certain severance and other charges	62	918	575	1,605

Operating income (loss)	16,992	(4,466)	48,418	19,237

Interest income	254	42	439	510
Other income, net	21	111	85	40
Write-off of debt issuance costs	-	-	-	(1,691)
Interest expense	(125)	(903)	(819)	(3,660)

Income (loss) from continuing operations before income taxes	17,142	(5,216)	48,123	14,436

Income tax expense (benefit)	6,127	(1,275)	17,305	5,836

Income (loss) from continuing operations	11,015	(3,941)	30,818	8,600

Loss from discontinued operations, net of income taxes	(274)	(684)	(331)	(9,661)

Net income (loss)	$10,741	$(4,625)	$30,487	$(1,061)

Per common share - basic:
Income (loss) from continuing operations	$0.50	$(0.18)	$1.42	$0.40
Loss from discontinued operations	$(0.01)	$(0.03)	$(0.02)	$(0.44)
Net income (loss)	$0.49	$(0.21)	$1.40	$(0.05)

Weighted average number of common shares
outstanding	21,879	21,779	21,769	21,741

Per common share - diluted:
Income (loss) from continuing operations	$0.50	$(0.18)	$1.39	$0.39
Loss from discontinued operations	$(0.01)	$(0.03)	$(0.01)	$(0.44)
Net income (loss)	$0.48	$(0.21)	$1.38	$(0.05)

Weighted average number of common and
common equivalent shares outstanding	22,237	21,779	22,094	21,973

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with U.S Generally Accepted Accounting Principles ("GAAP")
to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions)

	For the three months ended September 30,
	2007	2006	% Change
	(Unaudited)
Operating Income (loss) (GAAP basis)	$17.0	$(4.5)

Impairment of Goodwill		14.6

Adjusted Operating Income (non-GAAP basis)	$17.0	$10.1	68%

Explanation of non-GAAP Financial Measures

The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Operating Income:  Represents operating income (loss) (GAAP basis) adjusted to exclude the impact of goodwill impairment charges.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts and rating agencies with useful information by which to measure our performance.  In addition, many of the Company's internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similarly titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.